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                                   Exhibit 8.2

                                 March 27, 2008

                                   Tax Opinion

Board of Directors
Columbia Financial Corporation
11 West Main Street
Bloomsburg, PA 17815

Ladies and Gentlemen:

     We have been requested to provide this opinion concerning certain matters of United States federal income tax law in connection with the proposed merger (the "Merger") pursuant to which Columbia Financial Corporation, a Pennsylvania corporation ("Columbia Financial"), will merge with and into CCFNB Bancorp, Inc., a Pennsylvania corporation ("CCFNB Bancorp"). The Merger is further described in and will be in accordance with the Securities and Exchange Commission Form S-4 Registration Statement initially filed by CCFNB Bancorp on March 14, 2008, and as subsequently amended (the "S-4 Registration Statement"), and the Agreement and Plan of Reorganization, dated as of November 29, 2007 between the parties (the "Merger Agreement").

     The Merger is structured as a statutory merger with CCFNB Bancorp surviving the Merger, for the consideration payable to Columbia Financial shareholders as described in Section 2.1 of the Merger Agreement. In connection with the Merger, CCFNB Bancorp desires to merge Columbia County Farmers National Bank, a national bank and wholly owned subsidiary of CCFNB Bancorp ("CCFNB Bank") into First Columbia Bank & Trust Co., a Pennsylvania bank and trust company and wholly owned subsidiary of Columbia Financial ("First Columbia Bank"). Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Merger Agreement.

     We have acted as counsel to Columbia Financial in connection with the Merger. As such, and for purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the factual statements, representations and assumptions contained in the following documents (including all schedules and exhibits thereto):

          1.   The S-4 Registration Statement;

          2.   The Merger Agreement;

          3. Tax representation certificates/letters of the President and Chief Executive Officer of CCFNB Bancorp and the Chairman of the Board of Directors of Columbia Financial, each dated as of the date hereof, relating to factual matters surrounding the Merger which are necessary to our rendering of the opinions below;

          4. Such other instruments and documents related to CCFNB Bancorp, Columbia Financial and their affiliated companies as we have deemed necessary or appropriate.

     In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:


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          1.   Original documents (including signatures) are authentic;
               documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

          2. Any factual representation or statement made "to the best of knowledge" or otherwise similarly qualified is correct without such qualification, and all factual statements and representations, whether or not qualified, are true and will remain true through the Effective Time and thereafter where relevant;

          3.   The Merger will be consummated pursuant to the Merger Agreement;

          4.   At all relevant times prior to and through the Effective Date,
               (i) CCFNB Bancorp has not taken or agreed to take any action that could reasonably be expected to prevent the Merger from constituting a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) CCFNB Bancorp does not have a plan or intention, directly or through a related party, to acquire any CCFNB Bancorp stock issued in the Merger other than pursuant to a share repurchase program described in Revenue Ruling 99-58;

          5.   At all relevant times prior to and through the Effective Date,
               (i) Columbia Financial has not taken or agreed to take any action that could reasonably be expected to prevent the Merger from constituting a "reorganization" under Section 368(a) of the Code;
               (ii) no outstanding indebtedness of Columbia Financial has represented or will represent equity for tax purposes; (iii) no outstanding equity of Columbia Financial has represented or will represent indebtedness for tax purposes; and (iv) no outstanding security, instrument, agreement or arrangement that provides for, contains or represents either a right to acquire Columbia Financial common stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of Section 368(c) of the Code.

     Based on the foregoing, and subject to the analysis, qualifications, and assumptions set forth herein, and assuming the Merger is consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), we are of the opinion that, under present United States federal income tax law:

          1. The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code (Section 368(a)(1)(A));

          2. CCFNB Bancorp and Columbia Financial will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

     Our opinions set forth above are based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the "Service") and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinions set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the United States federal income tax laws.

     As you are aware, no ruling has been or will be requested from the Service concerning the United States federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that


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the opinion set forth above represents our conclusion regarding the application of existing United States federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any factual aspect of any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

     This opinion is being delivered to, and for the benefit of, the Board of Directors of Columbia Financial in order to express our opinion as to the material United States federal income tax consequences of the Merger.

     We express no opinion as to the United States federal income tax consequences of the Merger to shareholders subject to special treatment under United States federal income tax laws (including, for example, foreign persons, financial institutions, dealers in securities, insurance companies, tax-exempt organizations, persons who hold shares of Columbia Financial common stock in qualified retirement plans or programs, persons who acquired their shares of Columbia Financial common stock as compensation and persons who hold shares of Columbia Financial common stock as part of a hedge, straddle, conversion or constructive sale transaction). In addition, no opinion is expressed with respect to the tax consequences of the Merger under applicable foreign, state or local laws, or under federal tax laws other than those pertaining to the federal income tax. The opinions expressed herein are limited to the Merger set forth in this letter and no other opinions should be inferred beyond the opinions expressly stated herein.

     To ensure compliance with requirements imposed by the Treasury Department and the Service on written tax opinions pursuant to Circular 230, we inform you that any federal tax advice contained in this communication (including attachments) is not intended or written to be used and cannot be used for the purpose of avoiding tax penalties that may be imposed under the Internal Revenue Code. Additionally, if the advice provided herein is used to promote, market or recommend to another person any transaction or matter addressed herein, then all such taxpayers, other than the recipient hereto, that reviews this information, should seek advice based upon that taxpayer's circumstances from an independent tax advisor with respect to any federal tax or transactional matter discussed herein.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Joint Proposal I - The Reorganization - Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus forming part of the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

     This opinion is rendered solely for your benefit and the opinions set forth herein may not be relied upon by any other entity or person without our prior written consent.

                                        Very truly yours,


                                        /s/  Rhoads & Sinon LLP


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